Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2021 RESULTS

Investment and Savings Products sales increased 46% with sales exceeding $3 billion for the quarter

Term Life net premiums grew 10%; adjusted direct premiums grew 12%

Life-licensed sales force ends the year at 129,515 as state licensing measures enacted during COVID-19 end

Net earnings per diluted share (EPS) estimated at $0.87 reflecting a preliminary goodwill impairment charge in our Senior Health segment of $76 million, or $1.91 per diluted share

Diluted adjusted operating EPS of $2.94, up 20%

Board of Directors approves an increase of $50 million to the previously announced $275 million share repurchase program

Duluth, GA, February 14, 2022 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2021.  Total revenues were $724.1 million, increasing 21% compared to the fourth quarter of 2020, while adjusted operating revenues of $723.0 million increased 22% year-over-year.

During the quarter, the Company identified circumstances in the Senior Health segment including recent financial performance, elevated policy churn throughout the industry and declining market valuations for publicly traded peers, indicating that goodwill may be impaired.  We conducted a goodwill impairment analysis, as a result of which the Company recorded a preliminary non-cash goodwill impairment charge of $76 million, or $1.91 per diluted share, during the quarter.  Net income attributable to Primerica, Inc. of $34.9 million and earnings per diluted share of $0.87 are preliminary until the Company finalizes its goodwill impairment analysis.  Final results will be included in the Annual Report on Form 10-K filed by March 1, 2022.  The Company excludes the goodwill impairment from adjusted operating results as it represents a non-recurring item that causes incomparability of the Company’s core results from period to period.

Adjusted net operating income of $117.0 million and diluted adjusted operating earnings per share of $2.94 during the fourth quarter of 2021 both increased 20% compared to the prior year period.  A comprehensive reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

“Results in our term life insurance and investment businesses were strong, reflecting clients’ continued priority for protection products and investing for the future,” said Glenn Williams, Chief Executive Officer. “Performance in our newly added Senior Health segment was weaker than expected reflecting meaningful headwinds around policy churn and contract acquisition costs.  These factors, among others, led to the goodwill impairment recognized in the segment this period.”

Comparing the fourth quarter of 2021 to the same period in 2020, Term Life operating income before income taxes grew 14% with COVID continuing to impact the segment’s results favorably in adjusted direct premium growth and DAC amortization and negatively in death claims. ISP operating income before income taxes increased 25% due to strong product sales and growth in average client asset values.  Results in the Senior Health segment were significantly weaker than anticipated due to fewer approved policies, elevated policy churn and higher cost of acquisition.  Details of fourth quarter operating results for each segment are discussed in greater detail below.

Comparing results for the year ended December 31, 2021, to full year 2020, income before income taxes was $511.2 million, increasing 1%, while adjusted operating income before income taxes was $605.9 million, increasing 18%.  Term Life segment operating income before income taxes increased 11% with COVID continuing to be a significant factor. The cumulative impact of strong term life sales and better persistency increased pre-tax operating income by $24 million.  Death claims net of reinsurance attributable to COVID were $58 million in 2021, or $26 million higher than in 2020.  ISP segment operating income before income taxes increased 36% driven by sustained sales momentum along with favorable equity markets. ISP sales increased 49% to a record $11.7 billion and average client asset values increased 29%.  Results from the new Senior Health segment were not material to full year 2021 adjusted operating income before income taxes.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2021	Q4 2020	% Change
Life-Licensed Sales Force (1)	129,515	134,907	(4)%
Recruits	73,572	80,599	(9)%
New Life-Licensed Representatives	9,296	12,119	(23)%
Life Insurance Policies Issued	75,203	87,307	(14)%
Life Productivity (2)	0.19	0.21	*
ISP Product Sales ($ billions)	$3.02	$2.07	46%
Average Client Asset Values ($ billions)	$94.81	$76.09	25%
Senior Health Submitted Policies (3)	39,142	-	*
Senior Health Approved Policies (4)	32,047	-	*
Closed U.S. Mortgage Volume ($ million brokered)	$330.8	$203.8	62%

(1)	End of period. The 2020 period includes 3,597 licenses that were issued on a temporary basis and 2,508 licenses with extended renewal dates.
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
(3)	Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier
(4)	Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force

* Not calculated

Segment Results
	Q4 2021	Q4 2020	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$408,672	$368,992	11%
Investment and Savings Products	247,076	193,316	28%
Senior Health (1)	37,504	-	*
Corporate and Other Distributed Products (1)	29,746	32,412	(8)%
Total adjusted operating revenues (1)	$722,998	$594,720	22%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$102,019	$89,440	14%
Investment and Savings Products	70,699	56,714	25%
Senior Health (1)	369	-	*
Corporate and Other Distributed Products (1)	(22,346)	(18,124)	23%
Total adjusted operating income before income taxes (1)	$150,741	$128,030	18%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

* Not calculated

Life Insurance Licensed Sales Force

The Company ended 2021 with 129,515 independent life-licensed representatives compared to 134,907 on December 31, 2020.  Last year’s number included approximately 4,200 individuals that the Company estimated would not pursue the necessary steps to obtain a permanent license or renew a license with an extended renewal date.  Adjusting for these COVID-related temporary measures, the number of life-licensed representatives remained largely unchanged year-over-year.

Recruiting activity remained robust with 73,572 individuals joining Primerica during the fourth quarter of 2021.  The number of individuals recruited in the current period declined 9% compared to fourth quarter of 2020.  Both periods included a variety of special recruitment incentives to combat the negative impact of the pandemic, which make year-over-year comparisons less meaningful.  The licensing process remained under significant pandemic-related pressures, leading to approximately 23% fewer individuals obtaining their life license during the fourth quarter of 2021.  This year-over-year decline reflects approximately 1,700 temporary licenses issued in the fourth quarter of 2020 under special state and provincial accommodations put in place to mitigate the impact of COVID-related challenges.

Term Life Insurance

The Company issued over 75,000 new term life insurance policies during the fourth quarter, with productivity at 0.19 policies per life-licensed representative per month versus 0.21 in the prior year period.  As expected, term life insurance policy sales continued to normalize from peak levels seen earlier during the pandemic but remained approximately 5% above their pre-pandemic levels.

Fourth quarter revenues of $408.7 million increased 11% year-over-year, driven by 12% growth in adjusted direct premiums. Elevated sales and persistency over the last two years were a large component of this growth and added $13 million to pre-tax income, up from $7 million in the fourth quarter of 2020. While policy persistency remained above pre-pandemic levels, it has started to normalize from the record levels experienced in the prior year. The net pre-tax benefit to DAC and reserves in comparison to the pre-pandemic baseline was $4 million in the fourth quarter down from $10 million in the prior year period. COVID-related death claims net of reinsurance during the quarter were estimated at $17 million, a $3 million increase compared to the prior year period.  This increase is consistent with the claim-paid rate per 100,000 population deaths we observed in the third quarter of 2021.  The Company also experienced $2 million in excess mortality not directly reported as COVID deaths during fourth quarter of 2021.

Investment and Savings Products

Heightened investor confidence, combined with favorable equity markets, continued to propel momentum.  Investment product sales remained very strong at $3.0 billion, a 46% increase compared to the prior year’s fourth quarter.  Net client inflows of $1.2 billion were nearly twice as high versus the fourth quarter of 2020 and totaled $4.5 billion for the full year.  Client asset values ended the year at $97.3 billion, up nearly 20% compared to December 31, 2020.

Revenues of $247.1 million during the quarter increased 28% compared to the same quarter in 2020, while pre-tax income of $70.7 million increased 25%.  Sales-based revenues increased 37%, largely in line with the growth in revenue-generating sales.  Sales-based commission expenses included $4 million in higher field bonuses to reflect the impact of strong performance throughout the year.  Asset-based revenues increased 26%, in line with the increase in average client asset values while asset-based commission expenses were largely in line with revenues.

Senior Health

Results were lower than previously anticipated due to a combination of factors, including higher contract acquisition costs (“CAC”), lower lifetime revenue values (“LTV”), negative tail revenue adjustments and lower average agent counts, which resulted in fewer approved policies.  We believe that most of these factors are generally impacting the senior health sector.  Fourth quarter approved policies were approximately 32,000, reflecting factors such as elevated agent turnover resulting from a tight labor market, significantly reduced production volume, and a change by the Center for Medicare & Medicaid Services (“CMS”) relating to marketing material approvals that slowed our start to the Annual Election Period.  While the Company actively managed lead mix and sources, some sources proved less attractive than anticipated.  This, combined with labor pressures, resulted in elevated CAC during the period.

Since closing the acquisition of e-TeleQuote on July 1, 2021, the Company has undergone a comprehensive review of e-TeleQuote’s accounting policies to conform them with the Company’s accounting policies for revenue recognition.  In the fourth quarter, the Company revised revenue assumptions to reflect recent trends in chargebacks and renewal rates.  This led to a lower LTV for policies approved in the fourth quarter, as well as a $5 million negative tail revenue adjustment for policies approved in prior periods.

Corporate and Other Distributed Products

During the fourth quarter, the segment recorded an adjusted operating loss before taxes of $22.3 million compared to $18.1 million loss in the same period last year.  Segment adjusted revenues decreased $2.7 million, or 8% year-over-year.  The decrease was primarily due to $3.6 million lower allocated net investment income from lower portfolio yields and a higher allocation of net investment income to the Term Life segment to support the growing block of business.  Commissions from mortgage sales were $2.5 million higher year over year, partially offset by $1.2 million lower commission from sales of other third-party products.

Adjusted operating benefits and expenses increased $1.6 million, or 3% compared to last year’s fourth quarter, driven by $1.8 million higher mortgage commissions and other program support costs and $1.6 million higher interest expense due primarily to an overlap of interest obligations following the issuance of $600 million of senior notes on November 19, 2021 and extinguishment of the previously issued senior notes on December 20, 2021.  The Company incurred a charge of $8.9 million for the pre-payment of interest following the extinguishment, which is excluded from the segment’s operating results.  Benefits and claims were $2.7 million lower year-over-year, primarily due to reserve adjustments on closed blocks of business in the prior year period.

Taxes

The effective tax rate during the fourth quarter was 47.9% compared to 24.0% in the fourth quarter of 2020.  The large increase in the effective tax rate is the result of the goodwill impairment charge, which has no associated tax benefit.  Excluding the goodwill impairment charge, the effective tax rate in Q4 2021 was 22.3%.  The year-over-year decrease in the effective tax rate, excluding the goodwill impairment charge, was primarily due to a state income tax benefit recognized in the current quarter from taxable losses in senior health and expenses recorded in the prior year to account for a provincial rate change in Canada.  On a full year basis, the effective tax rate was 27.2%

in 2021 versus 23.8% in 2020. Excluding the goodwill impairment charge, the full year effective tax rate in 2021 was 23.7%, which is consistent with 2020.

Capital

The Board of Directors has authorized the repurchase of an additional $50 million of the Company’s common stock, bringing the total amount authorized through December 2022 to $325 million, of which $19 million was deployed during the fourth quarter of 2021.  In addition, as announced on February 8, 2022, the Board of Directors has approved an increase of 17% in stockholder dividends to $0.55 per share, payable on March 14, 2022, to stockholders of record on February 22, 2022.

The Company has a strong balance sheet, including invested assets and cash at the holding company of $295 million.  Primerica Life Insurance Company's statutory risk-based capital (RBC) ratio was estimated to be about 440% as of December 31, 2021.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude the loss on the extinguishment of debt, transaction-related expenses associated with the purchase of 80% of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination, and non-cash goodwill impairment charges.  We exclude the loss on the extinguishment of debt, e-TeleQuote transaction-related expenses, and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares prior to the dates that can ultimately be redeemed. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company.  Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, February 15, 2022 at 10:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices  with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  We insured approximately 5.5 million lives and had over 2.6 million client investment accounts at December 31, 2020.  Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2020. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2021	December 31, 2020
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,702,567	$2,464,611
Fixed-maturity security held-to-maturity, at amortized cost	1,379,100	1,346,350
Short-term investments available-for-sale, at fair value	85,243	-
Equity securities, at fair value	42,551	38,023
Trading securities, at fair value	24,355	16,300
Policy loans	30,612	30,199
Total investments	4,264,428	3,895,483
Cash and cash equivalents	392,501	547,569
Accrued investment income	18,702	17,618
Reinsurance recoverables	4,268,419	4,273,904
Deferred policy acquisition costs, net	2,943,782	2,629,644
Renewal commissions receivable	231,751	54,845
Agent balances, due premiums and other receivables	257,675	259,448
Goodwill	179,154	-
Intangible assets	195,825	45,275
Income taxes	81,799	73,290
Operating lease right-of-use assets	47,942	46,567
Other assets	441,253	402,122
Separate account assets	2,799,992	2,659,520
Total assets	$16,123,223	$14,905,285

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,138,649	$6,790,557
Unearned and advance premiums	16,437	17,136
Policy claims and other benefits payable	585,382	519,711
Other policyholders' funds	501,823	447,765
Notes payable - short term	15,000	-
Notes payable - long term	592,102	374,415
Surplus note	1,378,585	1,345,772
Income taxes	241,311	223,496
Operating lease liabilities	53,920	52,806
Other liabilities	615,710	566,068
Payable under securities lending	94,529	72,154
Separate account liabilities	2,799,992	2,659,520
Total liabilities	14,033,440	13,069,400

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	7,271	-

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	394	393
Paid-in capital	5,224	-
Retained earnings	2,004,506	1,705,786
Accumulated other comprehensive income (loss), net of income tax	72,388	129,706
Total permanent stockholders' equity	2,082,512	1,835,885
Total liabilities and temporary and permanent stockholders' equity	$16,123,223	$14,905,285

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2021	2020
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$794,344	$750,818
Ceded premiums	(405,147)	(397,676)
Net premiums	389,197	353,142
Commissions and fees	288,285	204,112
Net investment income	20,001	22,731
Investment gains	1,995	2,650
Other, net	24,616	15,695
Total revenues	724,094	598,330

Benefits and expenses:
Benefits and claims	187,192	180,945
Amortization of deferred policy acquisition costs	68,575	53,342
Sales commissions	139,842	102,588
Insurance expenses	53,359	49,546
Insurance commissions	8,542	9,263
Contract acquisition costs	29,264	-
Interest expense	8,804	7,225
Goodwill impairment loss	76,000	-
Loss on extinguishment of debt	8,927	-
Other operating expenses	77,291	63,781
Total benefits and expenses	657,797	466,690
Income before income taxes	66,297	131,640
Income taxes	31,788	31,556
Net income	$34,509	$100,084
Net income (loss) attributable to noncontrolling interests	(360)	-
Net income attributable to Primerica, Inc.	$34,869	$100,084

Earnings per share attributable to common stockholders:
Basic earnings per share	$0.88	$2.53
Diluted earnings per share	$0.87	$2.52

Weighted-average shares used in computing earnings per share:
Basic	39,568	39,421
Diluted	39,691	39,554

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2021	2020
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$3,122,148	$2,907,149
Ceded premiums	(1,616,264)	(1,580,766)
Net premiums	1,505,884	1,326,383
Commissions and fees	1,042,813	751,271
Net Investment income	80,588	83,814
Investment gains (losses)	5,872	(4,996)
Other, net	74,575	61,069
Total revenues	2,709,732	2,217,541

Benefits and expenses:
Benefits and claims	722,753	615,569
Amortization of deferred policy acquisition costs	251,179	224,321
Sales commissions	522,308	376,636
Insurance expenses	202,605	188,117
Insurance commissions	34,532	32,134
Contract acquisition costs	52,788	-
Interest expense	30,618	28,839
Goodwill impairment loss	76,000	-
Loss on extinguishment of debt	8,927	-
Other operating expenses	296,851	245,195
Total benefits and expenses	2,198,561	1,710,811
Income before income taxes	511,171	506,730
Income taxes	139,191	120,566
Net income	$371,980	$386,164
Net income (loss) attributable to noncontrolling interests	(1,377)	-
Net income attributable to Primerica, Inc.	$373,357	$386,164

Earnings per share attributable to common stockholders:
Basic earnings per share	$9.41	$9.60
Diluted earnings per share	$9.38	$9.57

Weighted-average shares used in computing earnings per share:
Basic	39,530	40,065
Diluted	39,652	40,185

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2021	2020	% Change
Total revenues	$724,094	$598,330	21%
Less: Investment gains	1,995	2,650
Less: 10% deposit asset MTM included in NII	(899)	960
Adjusted operating revenues	$722,998	$594,720	22%

Income before income taxes	$66,297	$131,640	(50)%
Less: Investment gains	1,995	2,650
Less: 10% deposit asset MTM included in NII	(899)	960
Less: e-TeleQuote transaction-related expenses	(812)	-
Less: Equity comp for awards exchanged during acquisition	739	-
Less: Noncontrolling interest	(540)	-
Less: Goodwill impairment	(76,000)	-
Less: Loss on extinguishment of debt	(8,927)	-
Adjusted operating income before income taxes	$150,741	$128,030	18%

Net income	$34,509	$100,084	(66)%
Less: Investment gains	1,995	2,650
Less: 10% deposit asset MTM included in NII	(899)	960
Less: e-TeleQuote transaction-related expenses	(812)	-
Less: Equity comp for awards exchanged during acquisition	739	-
Less: Noncontrolling interest	(540)	-
Less: Goodwill impairment	(76,000)	-
Less: Loss on extinguishment of debt	(8,927)	-
Less: Tax impact of preceding items	1,945	(865)
Adjusted net operating income	$117,008	$97,339	20%

Diluted earnings per share (1)	$0.87	$2.52	(65)%
Less: Net after-tax impact of operating adjustments	(2.07)	0.07
Diluted adjusted operating earnings per share (1)	$2.94	$2.45	20%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2021	2020	% Change
Total revenues	$2,709,732	$2,217,541	22%
Less: Investment gains (losses)	5,872	(4,996)
Less: 10% deposit asset MTM included in NII	(2,502)	(1,995)
Adjusted operating revenues	$2,706,362	$2,224,532	22%

Income before income taxes	$511,171	$506,730	1%
Less: Investment gains (losses)	5,872	(4,996)
Less: 10% deposit asset MTM included in NII	(2,502)	(1,995)
Less: e-TeleQuote transaction-related expenses	(12,948)	-
Less: Equity comp for awards exchanged during acquisition	1,744	-
Less: Noncontrolling interest	(2,005)	-
Less: Goodwill impairment	(76,000)	-
Less: Loss on extinguishment of debt	(8,927)	-
Adjusted operating income before income taxes	$605,937	$513,721	18%

Net income	$371,980	$386,164	(4)%
Less: Investment gains (losses)	5,872	(4,996)
Less: 10% deposit asset MTM included in NII	(2,502)	(1,995)
Less: e-TeleQuote transaction-related expenses	(12,948)	-
Less: Equity comp for awards exchanged during acquisition	1,744	-
Less: Noncontrolling interest	(2,005)	-
Less: Goodwill impairment	(76,000)	-
Less: Loss on extinguishment of debt	(8,927)	-
Less: Tax impact of preceding items	4,548	1,571
Adjusted net operating income	$462,198	$391,584	18%

Diluted earnings per share (1)	$9.38	$9.57	(2)%
Less: Net after-tax impact of operating adjustments	(2.23)	(0.13)
Diluted adjusted operating earnings per share (1)	$11.61	$9.70	20%

(1)      Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2021	2020	% Change
Direct premiums	$789,325	$745,559	6%
Less: Premiums ceded to IPO coinsurers	239,828	253,039
Adjusted direct premiums	549,497	492,520	12%

Ceded premiums	(403,184)	(395,767)
Less: Premiums ceded to IPO coinsurers	(239,828)	(253,039)
Other ceded premiums	(163,356)	(142,728)
Net premiums	$386,141	$349,792	10%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2021	2020	% Change
Loss before income taxes	$(76,560)	$-
Less: e-TeleQuote transaction-related costs	(389)	-
Less: Noncontrolling interest	(540)	-
Less: Goodwill impairment	(76,000)	-
Adjusted operating income before taxes	$369	$-

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2021	2020	% Change
Total revenues	$30,842	$36,022	(14)%
Less: Investment gains	1,995	2,650
Less: 10% deposit asset MTM included in NII	(899)	960
Adjusted operating revenues	$29,746	$32,412	(8)%

Loss before income taxes	$(29,861)	$(14,514)	106%
Less: Investment gains	1,995	2,650
Less: 10% deposit asset MTM included in NII	(899)	960
Less: e-TeleQuote transaction-related expenses	(423)	-
Less: Equity comp for awards exchanged during acquisition	739	-
Less: Loss on extinguishment of debt	(8,927)	-
Adjusted operating loss before income taxes	$(22,346)	$(18,124)	23%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2021	December 31, 2020	% Change
Stockholders' equity	$2,082,512	$1,835,885	13%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	63,777	128,128
Adjusted stockholders' equity	$2,018,735	$1,707,757	18%